Exhibit 99.1

FOR IMMEDIATE RELEASE

LIONSGATE ADOPTS SHAREHOLDER RIGHTS PLAN

SANTA MONICA, Calif., and VANCOUVER, British Columbia, July 1, 2010 -- Lionsgate (NYSE: LGF) (the “Company”)  today announced that its Board of Directors has adopted a Shareholder Rights Plan that is designed to encourage the fair and equal treatment of Lionsgate’s shareholders in connection with any initiative to acquire effective control of the Company.

The Rights Plan specifically addresses circumstances in which current Canadian and U.S. securities legislation allows significant interests in a company to be established or increased through a “creeping bid” (for example, through private agreement purchases at a premium to market prices from a small number of shareholders or through exempt market purchases).  The Rights Plan is also intended to ensure that, in the context of a formal tender offer, the Board of Directors has sufficient time to explore and develop alternatives for maximizing shareholder value, to provide adequate time for competing transactions to emerge and to ensure that shareholders have an equal opportunity to participate in such a bid.

The Rights Plan encourages the acquisition of effective control of Lionsgate only through means of a “permitted bid” or a negotiated transaction that treats shareholders equally and fairly.  A permitted bid is one that, among other things, is supported by a majority of Lionsgate’s shareholders other than the person making the bid (and its affiliates, associates and joint actors), and includes bids for less than all of the outstanding shares.

Under the Rights Plan, one share purchase right will be issued and attached to each outstanding common share of Lionsgate as of the close of business on July 12, 2010 (and each share issued thereafter).  The rights will become exercisable only if a person, together with its affiliates, associates and joint actors, acquires or announces an intention to acquire beneficial ownership of shares which, when aggregated with its current holdings, total 38% or more of Lionsgate’s outstanding common shares, subject to the ability of the Board of Directors to defer the time at which the rights become exercisable.

Following the acquisition of more than 38% of the outstanding common shares by any person (and its affiliates, associates and joint actors), each right held by a person other than the acquiring person (and its affiliates, associates and joint actors) would, upon exercise, entitle the holder to purchase Lionsgate common shares at a substantial discount to their then prevailing market price.

A copy of the rights plan is available on the Security and Exchange Commission’s website, www.sec.gov, and at www.sedar.com.

Morgan Stanley & Co. Incorporated is serving as financial advisor to Lionsgate and Heenan Blaikie LLP is serving as legal advisor.  Perella Weinberg Partners LP is serving as financial advisor to the Special Committee of the Lionsgate Board of Directors and Wachtell, Lipton, Rosen & Katz is serving as U.S. legal advisor and Goodmans LLP is serving as Canadian legal advisor.

About Lionsgate

Lionsgate (NYSE:LGF) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets.  Lionsgate currently has 15 shows on more than 10 networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men,” “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and “Running Wilde” and the syndication successes “Tyler Perry's House Of Payne,” its spinoff “Meet The Browns” and “The Wendy Williams Show.”

Its feature film business has generated such recent hits as TYLER PERRY'S WHY DID I GET MARRIED TOO, KICK ASS, which opened at #1 at the North American box office and the critically-acclaimed PRECIOUS, which garnered nearly $50 million at the North American box office and won two Academy Awards(R).  The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate.  Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

 Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group or other shareholders, the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2010 Annual Report on Form 10-K filed with the SEC on June 1, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.

Contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Jamie Moser / Annabelle Rinehart

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449